                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges:

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

                                          Three Months Ended  Nine Months Ended
                                             September 30,       September 30,
                                          -----------------  ------------------
                                           1999      2000      1999      2000
                                          -------  --------  --------  --------
                                                    (in thousands)
Net loss................................. $(6,256) $(12,445) $(22,922) $(20,057)
  Add fixed charges:
    Interest expense including
     amortization of debt issuance cost..   3,962     4,128    11,058    12,246
                                          -------  --------  --------  --------
Loss..................................... $(2,294) $ (8,317) $(11,864) $ (7,811)
                                          -------  --------  --------  --------
Fixed Charges
  Interest expense including amortization
   of debt............................... $ 3,962  $  4,128  $ 11,058  $ 12,246
  Capitalized interest...................     258       --      1,858       --
                                          -------  --------  --------  --------
Total Fixed Charges...................... $ 4,220  $  4,128  $ 12,916  $ 12,246
                                          -------  --------  --------  --------
Ratio of Earnings to Fixed Charges.......     --        --        --        --
Deficiency of Earnings to Cover Fixed
 Charges................................. $ 6,514  $ 12,445  $ 24,780  $ 20,057
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